Exhibit 99.1

Press Release	Source: U.S. Restaurant Properties, Inc.

U.S. Restaurant Properties Announces Pricing for Public Offering of 4,075,000 Shares of Common Stock

Tuesday October 14, 6:00 am ET

DALLAS—(BUSINESS WIRE)—Oct. 14, 2003—U.S. Restaurant Properties, Inc. (NYSE:USV – News) announced today that its public offering of common stock was priced at $16.00 per share.

As the Company has previously announced, the public offering relates to 4,075,000 shares of the Company’s common stock, which includes 1,500,000 shares offered by two of the Company’s principal stockholders, which are affiliates of the Lone Star group of private equity funds. The Company will not receive any of the proceeds from the sale of the common stock by the selling stockholders. The Company and the selling stockholders have granted the underwriters an option to purchase an additional 611,250 shares to cover over-allotments, if any.

The Company intends to use the net proceeds for the acquisition of restaurant properties and to fund part of the redemption of partnership interests in one of the Company’s subsidiaries. Pending such uses, the net proceeds will be used to reduce outstanding debt under its existing credit facility.

Banc of America Securities LLC is the sole book-running manager for the offering with Morgan Keegan & Company, Inc. as co-lead manager and Southwest Securities, Inc. as co-manager.

The registration statement relating to the common shares has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained by contacting Banc of America Securities, Capital Markets Operations, 100 W. 33rd Street, 3rd Floor, New York, New York 10001, Mail Code—NY1-509-03-22, or by facsimile request at 212-230-8540.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). Our strategy focuses primarily on acquiring, owning and leasing restaurant properties. We also own and lease a number of service station properties, most of which include convenience stores (referred to as C&Gs). At September 30, 2003, our portfolio consisted of 787 properties. We lease our properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. Our C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147 or visit our website, www.usrp.com.

Contact:

U.S. Restaurant Properties Inc., Dallas

Investor Relations, 972-387-1487, ext. 147

www.usrp.com